EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	Contacts:	Roger Holliday (Financial)
(678) 742-8181

Nancy Young (Media)
(678) 742-8118

RUSSELL CORPORATION COMPLETES ACQUISITION OF

BROOKS SPORTS, INC.

ATLANTA (December 30, 2004) – Russell Corporation (NYSE: RML) announced today that it has completed the acquisition, announced earlier this month, of Brooks Sports, Inc. for approximately $115 million cash. Fiscal-year 2004 sales for Brooks, which will operate as a subsidiary of Russell, are expected to be approximately $95 million.

“This is a continuation of our strategy to expand our position as a leading, authentic sporting goods company,” said Jack Ward, chairman and CEO. “The addition of athletic performance footwear strengthens Russell’s position in the sporting goods business. We believe that this acquisition, just as our other recent acquisitions, is an investment in our future growth.”

About Brooks

Brooks Sports, Inc. is a leading running company that designs and markets a line of performance footwear, apparel, and accessories in more than 26 countries worldwide. Brooks was founded in 1914 and is headquartered in Bothell, Wash., near Seattle. The company’s mission is to inspire people to run and be active by creating innovative gear that keeps them running longer, farther, and faster.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company with over a century of success in marketing athletic uniforms, apparel and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s brands include Russell Athletic®, JERZEES®, Spalding®, AAI®, Huffy Sports®, Mossy Oak®, Bike®, Moving Comfort®, Dudley®, Sherrin®, Cross Creek® and Discus®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its website address is http://www.russellcorp.com.

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